Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

WEIS MARKETS, INC.
(Exact name of issuer as specified in its charter)

Pennsylvania	24-0755415
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 South Second Street Sunbury, Pennsylvania	17801
(Address of Principal Executive Offices)	(Zip Code)

1985 STOCK OPTION PLAN
1995 STOCK OPTION PLAN
(Full title of the plan)

William R. Mills
Weis Markets, Inc.
1000 South Second Street
Sunbury, Pennsylvania 17801
(Name and address of agent for service)
(570) 286-3229
(Telephone number, including area code, of agent for service)

Copy to:
Jeffrey G. Aromatorio, Esq.
Reed Smith LLP
435 Sixth Avenue
Pittsburgh, Pennsylvania 15219
(412) 288-3364

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, no par value	4,100	$26.50		$108,650	$10.00
	2,570	28.00		71,960	6.62
	8,000	31.50		252,000	23.18
	9,300	32.875		305,738	28.13
	11,289	34.31250		387,354	35.64
	7,211	35.56250		256,441	23.59
	35,600	37.93750		1,350,575	124.25
	35,250	35.1250		1,238,156	113.91
	5,750	32.72		188,140	17.31
	750	35.725		26,794	2.47
	184,280	32.955	(2)	6,072,947	558.71

	304,100				$943.81

(1)
Plus such additional number of shares as may be required pursuant to the Weis Markets, Inc. 1995 Stock Option Plan and the Weis Markets, Inc. 1985 Stock Option Plan (the “Plans”) in the event of a stock dividend, split-up of shares, recapitalization or other similar change in the Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(h) and (c), the proposed maximum aggregate offering price for these shares which may be issued under the Plans is based on the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange Composite transactions listing for September 11, 2002 as quoted in The Wall Street Journal.

PART II

INFORMATION REQUIRED IN
REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference

The following documents filed by the Company with the Securities and Exchange Commission (File No. 1-5039) are incorporated in this Registration Statement by reference and made a part of this Registration Statement:

(a) The Company’s latest annual report on Form 10-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report on Form 10-K referred to in paragraph (a) above; and

(c) Any description of the Common Stock which is contained in a registration statement filed by the Company pursuant to the 1934 Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act on or subsequent to the filing of the annual report on Form 10-K referred to in paragraph (a) above and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except that the information included in any document in response to Item 306 or paragraphs (i), (k) or (l) of Item 402 of Regulation S-K is not incorporated by reference in this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

1.    Pennsylvania Business Corporation Law.    Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the “BCL”) provide that a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

BCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

(1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or

(2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3) by the shareholders.

Notwithstanding the above, BCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

BCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director, employee or agent of a business corporation in defending any proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

BCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

BCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

2.    Indemnification Bylaw.    Section 9.4 of the registrant’s Bylaws provides that the directors, officers, and other individuals of the registrant shall be indemnified as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the registrant or otherwise) arising out of their service to the registrant or to another enterprise at the request of the registrant.

Section 9.4 of the registrant’s Bylaws also provides that the registrant may purchase and maintain insurance to protect itself and any director, officer, or other person entitled to indemnification under Article IV against any liability asserted against such person and incurred by such person in respect of the service of such person to the registrant whether or not the registrant would have the power to indemnify such person against such liability by law or under the provisions of Section 9.4.

As permitted by BCL Section 1713, the registrant’s Articles and Bylaws provide that no director shall be personally liable for monetary damages for any action taken, or failure to take any action, unless such director’s breach of duty or failure to perform constituted self-dealing, willful misconduct or recklessness or the director’s breach or failure to perform was not in good faith and in a manner in which he reasonably believed to be in the best interests of the registrant and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. The BCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It may also not apply to liabilities imposed upon directors by the Federal securities laws. BCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. BCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the Board in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

3.    Director and Officer Liability Insurance.    The registrant maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liability which they may incur in connection with their serving as such, which liability could include liability under the Securities Act of 1933. Under the insurance, the registrant is entitled to reimbursement for amounts as to which the directors and officers are indemnified under the Bylaw indemnification provision. The insurance may also provide certain additional coverage for the directors and officers against certain liability even though such liability is not subject to foregoing Bylaw indemnification provision.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included on page II-7.

Item 9.    Undertakings.

(a)    Rule 415 offering.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “1933 Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings	incorporating subsequent Exchange Act documents by reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Filing	of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunbury, Commonwealth of Pennsylvania, on the 13th day of September, 2002.

WEIS MARKETS, INC.

By:  /S/ NORMAN S. RICH
        Norman S. Rich

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert F. Weis, Norman S. Rich and William R. Mills his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 13th day of September, 2002.

Name	Title

/S/ ROBERT F. WEIS Robert F. Weis	Chairman of the Board and Director

/S/ NORMAN S. RICH Norman S. Rich	President and Director (Principal Executive Officer)

/S/ WILLIAM R. MILLS William R. Mills	Senior Vice President, Finance, Treasurer and Director (Principal Financial and Accounting Officer)

/S/ JONATHAN H. WEIS JONATHAN H. WEIS	Vice President, Property Management and Development, Secretary and Director

/S/ RICHARD E. SHULMAN Richard E. Shulman	Director

/S/ MICHAEL M. APFELBAUM Michael M. Apfelbaum	Director

/S/ STEVEN C. SMITH Steven C. Smith	Director

WEIS MARKETS, INC.

1985 Stock Option Plan
1995 Stock Option Plan

REGISTRATION STATEMENT
ON FORM S-8

Exhibit Index

Exhibit No.	Document	Sequential Page
4.1	Articles of Incorporation of the registrant, filed herewith.

4.2	Amended and Restated Bylaws of Weis Markets, Inc., incorporated herein by reference to Exhibit 3-B to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2001.	*

5.1	Opinion of Reed Smith LLP as to the legality of the Common Stock, filed herewith.	10

23.1	Consent of Reed Smith LLP (contained in the opinion filed as Exhibit 5.1 hereto).

23.2	Consent of Ernst & Young LLP, independent auditors, filed herewith.	12

24.1	Power of Attorney, filed herewith as part of the signature pages.

*	Incorporated herein by reference.